DISTRIBUTION and licensing AGREEMENT

This Agreement is effective this __ day of ____, 2020 (“Effective Date”), by and between Sparbar LTD, a corporation organized and existing under the laws of the United Kingdom (“Manufacturer”), and Sparbar Inc., a Delaware Corporation (“Distributor”).

WHEREAS the intellectual property related to the Product (as defined below), including trademarks, patents, construction manuals, websites, and other intellectual property, is owned or controlled by Manufacturer;

WHEREAS Manufacturer wishes to appoint Distributor to manufacture and sell the Product in the United States, and Distributor is willing and able to manufacture import, promote, distribute, and sell Product under the Trademarks in the United States.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

Article I: Definitions

Wherever used in this Agreement, the following terms have the following meanings:

1.1	“Product” or “Products” means any and all Sparbar products available to the U.S. market currently or in the future, under this agreement and the laws of the United States.

1.2	“IP” means all patents, trademarks, copyright, service marks, logotypes, commercial symbols, insignias, and designs pertaining thereto, including, but not limited to, the trademark [TM] “Sparbar” and all logotypes associated therewith, owned by the Manufacturer, as the same may be amended, modified, revised, or improved hereafter that are associated and identified with the manufacture and sale of the Product.

Article II: Appointment of Distributor

2.1	Subject to the terms and conditions of this Agreement, Manufacturer appoints Distributor:

(a)	as its exclusive agent for the manufacture, assembly, import, promotion, distribution, and sale of Product in the United States
(b)	This Agreement grants the Distributor the right to distribute the Product, as well as to advertise the Product or to have it advertised by a third party.

Article III: Use and Licensing Of IP

3.1	Manufacturer hereby grants and agrees to grant to Distributor a fully paid-up, perpetual, exclusive, non-transferable license in and for the United States, with no right to grant sublicenses, to: make, have made for Distributor, use, offer for sale, sell, import and otherwise dispose of the Products.

3.2	Manufacturer hereby grants and agrees to grant to Distributor a fully paid-up, perpetual, , exclusive, non-transferable license in and for the United States, with no right to grant sublicenses, to use the IP for any purpose consistent with the making, using, marketing, offering for sale, selling, importing, or exporting of the Products.

3.3	Distributor agrees to cooperate fully and in good faith with the Manufacturer for the purpose of securing, preserving, and protecting Manufacturer’s rights in and to the IP.

3.4	Distributor shall report to Manufacturer, in writing, any infringement or imitation of the IP of which Distributor becomes aware. Manufacturer shall have the sole right to determine whether to institute litigation upon such infringements as well as the selection of counsel. Manufacturer may commence or prosecute any claims or suits for infringement of the Trademarks in its own name or in the name the Distributor or may join Distributor as a party thereto.

3.5	Distributor shall cooperate with Manufacturer and lend whatever assistance is necessary in the prosecution of such litigation. If Manufacturer decides not to institute such litigation, it may authorize, within its sole discretion, in writing, Distributor to institute such litigation.

3.6	Upon the issuance of a stock or ticker symbol for Sparbar, Inc. by the relevant regulatory authority, the licenses referred to in §§3.1-3.2 above, shall apply worldwide.

Article IV: Fees

4.1	Within ___ days after the Effective Date, Distributor will transfer SIX MILLION (6,000,000) SHARES of Sparbar Inc. (the “Licensing and Distribution Fee”) to Manufacturer in consideration for this Agreement.

4.2	Within 30 days after the Effective Date, Distributor will pay THIRTY THOUSAND AND 00/100 Dollars (USD$30,000.00) to Manufacturer for Manufacturer’s legal and administrative expenses relating to protection of intellectual property in the Product (the “I.P. Protection Fee”).

Article V: Registration of Product

5.1	Distributor shall register the Product with the regulatory authorities of the United States as required by law.

5.2	Distributor will use all possible care and diligence to obtain the prompt issuance of the registration for the Product.

5.3	All expenses incurred relating to the registration of Product, including but not limited to taxes, official fees that might be required by the government authorities of the United States shall be borne by the Distributor.

Article VI: Supply Terms

6.1	Distributor agrees that Manufacturer shall be Distributor’s sole supplier of Products and agrees that it will distribute only Products in the United States purchased from Manufacturer or manufactured or imported pursuant to a license from Manufacturer. Distributor shall not manufacture any product from any other supplier without the consent of Manufacturer.

6.2	Since Manufacturer has made, or is making, distribution arrangements for Product with representatives in other countries, Distributor agrees that it shall not sell Sparbar products outside of the United States without prior approval from Manufacturer.

6.3	All orders submitted by Distributor to Manufacturer are subject to acceptance by Manufacturer, to government regulations, and to allocations that may be necessary due to production capacity restrictions.

6.4	To assure a constant supply of the Product, Distributor shall stock a sufficient quantity of the Product to satisfy without delay the demands for it, and Distributor undertakes to keep at all times reasonable prudent stock of the Product for distribution in the United States. Manufacturer shall supply and ship to Distributor as quickly as possible and always within ninety (90) days of receiving its purchase order with the amount of Product specified therein.

6.5	Distributor shall clear the Products from the airport or other port of entry at its own expense within fifteen (15) days after their arrival in the United States. Distributor shall be responsible for the clearance of customs of Product and local transport to its facilities.

6.6	Distributor agrees to inspect the Product immediately upon delivery and to give notice by fax or email to the manufacturer within fifteen (15) days of such delivery of any matter of thing by reason whereof it alleges that the Product is not in good condition. If no such notice is served by the Distributor upon the Manufacturer, the Product shall be deemed to be in accordance with this Agreement in all respects and the Distributor shall be deemed to have accepted the Product. If Distributor, having served notice on the Manufacturer, demonstrates that the Product is not in good condition, Manufacturer shall at its option either replace the defective goods with Product complying with this Agreement or refund to the Distributor the price paid for defective Product.

6.7	Distributor agrees to inform Manufacturer in writing three (3) months before the end of each calendar year of its estimated requirements of the Product for the following year.

6.8	Within 15 business days of the Effective Date, Distributor shall purchase ONE HUNDRED FIFTY THOUSANDS AND 00/100 (USD$150,000.00) worth of product from Manufacturer at Manufacturer’s then-prevailing wholesale prices (the “Initial Purchase”). Distributor and Manufacturer shall jointly determine the nature of the product ordered in the Initial Purchase.

6.9	Within 30 business days of the Effective Date, Distributor shall purchase SEVENTY THOUSAND AND 00/100 DOLLARS (USD$70,000.00) worth of product from Manufacturer at Manufacturer’s then-prevailing wholesale prices (the “Second Initial Purchase”). Distributor and Manufacturer shall jointly determine the nature of the product ordered in the Second Initial Purchase.

Article VII: Pricing And Payments

7.1	Prices charged to Distributor will, unless otherwise negotiated, be in accord with the Manufacturer’s prices for distribution prevailing at the time of shipment. After the initial order, two (2) months’ notice will be given for any price increase. Manufacturer will keep Distributor supplied at all times with current information regarding pricing.

7.2	Distributor guarantees payment of all orders placed or approved by Distributor. Orders must be paid for within (60) days from date of order. All orders must be paid in USD.

Article VIII: Packaging

8.1	Distributor shall package the Product under the supervision of its own technicians, in its own factory or in another qualified factory, and shall oversee the process with all necessary care.

8.2	Should Distributor need to have the Product packaged by a third party, said party must first have been approved by the Manufacturer and must commit itself in writing to comply with the articles of this Agreement relevant to the Product.

8.3	Distributor agrees to mark all packaging for Product in accordance with the applicable laws in the United States. Said packaging shall be submitted to Manufacturer for approval before it is made up or printed.

8.4	All packaging costs and expenses shall be borne entirely by the Distributor.

Article IX: Advertising and Promotion

9.1	Distributor undertakes at its own expense to actively promote the Products in the United States by the best legal and appropriate means and to retain appropriate sales staff and representatives to assure an effective promotion of the Products. Distributor shall further place, at its own expense, promotional advertisement and marketing materials for the Products.

9.2	Each year by September 30, Distributor shall submit to Manufacturer for approval is marketing and promotional plans. Said plans are to be reviewed jointly by the Distributor and the Manufacturer each six (6) months for the eventual modifications by mutual agreement. Special educational or promotional activities not included in the promotional plan require the approval of the Manufacturer, and the apportionment of their cost, if there be any, will be decided by mutual consent of the parties. In no event shall Distributor spend less than 10% of its net sales each year on marketing of the Product.

9.3	Distributor shall submit to Manufacturer quarterly marketing reports listing the promotional activities carried out during each month of the last period.

9.4	Manufacturer shall provide to Distributor free of charge, save customs duties, a certain quantity of free samples of the Product and associated technical, commercial, and training materials required to carry out promotional programs for the Product. Distributor shall provide, at its own cost, to companies that use or may use Product, the needed scientific, technical, educative, and training material for this purpose and previously approved by the Manufacturer.

Article X: Reporting

10.1	Distributor will provide to Manufacturer monthly sales reports containing such information retarding sales of Products as Manufacturer shall specify, and including nonbinding, good-faith forecasts of its anticipated requirements and shipping dates for the three (3) month periods following such reports.

10.2	On or before February 1 of each year, Distributor shall supply Manufacturer with a report for the preceding calendar year or part thereof showing separately the quantity of Products purchased from Manufacturer and sold to customers in the United States, the average selling price of the Product purchased from Manufacturer.

Article XI: Covenants And Representations Of Distributor

11.1	Distributor is a corporation duly formed, validly existing, and in good standing under the laws of Delaware, United States, and is duly qualified to transact business.

11.2	Distributor agrees that it shall not use or distribute Products in any manner inconsistent with the terms and intent of this Agreement.

11.3	Distributor agrees to use its best efforts to successfully market and distribute Products from Manufacturer in the United States on a continuing basis during the term of this Agreement and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

11.4	Distributor agrees to keep Manufacturer informed as to any problems encountered with the Products and any resolutions arrived at for those problems and to communicate promptly to Manufacturer any and all suggested modifications, design changes or improvements of the Products.

Article XII: Confidentiality

12.1	All technical, corporate, business, and other proprietary information furnished by Manufacturer hereunder, or which results from the joint efforts of Manufacturer and Distributor’s personnel, shall be deemed to have been furnished to Distributor in confidence for the sole purposes herein set forth, and Distributor undertakes not to use any of this information for any purpose not connected with the orders accepted under this Agreement. Distributor shall also take all reasonable precautions to prevent communication, without the written consent of Manufacturer, of any such technical or other proprietary information to any third party, except as may be necessary to carry out the purposes of this Agreement.

Article XIII: Term and Termination

13.1	This Agreement is effective as of the Effective Date and will expire ten (10) years thereafter.

13.2	Extensions and renewals of this Agreement will be subject to agreement between the parties made at least six (6) months prior to its expiration.

Article XIV: Rights and Obligations On Termination

14.1	Upon termination or expiration of this Agreement, Distributor shall return unused inventory to Manufacturer. Distributor shall dispose of all advertising material relating to the Product or the Trademark and shall discontinue immediately any use of the Trademark. Distributor shall maintain as confidential all proprietary information supplied to Distributor hereunder.

Article XV: Relationship of Parties

15.1	The parties hereto expressly understand and agree that Distributor is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for the actions of all of its employees and agents. Manufacturer shall not be obligated by any agreements, representations, or warranties made by Distributor, its employees, or its agents nor with respect to any other action of Distributor, its employees, or its agents, nor shall Manufacturer be obligated for any claims, liabilities, damages, debts, settlements, costs, expenses, and liabilities that my arise on account of Distributor’s activities, or those of its employees or its agents.

Article XVI: Hold Harmless

16.1	Distributor agrees to use its best efforts to ensure that Product is transported, stored, and distributed in accordance with handling instructions provided by Manufacturer. Distributor further agrees to use its best efforts to ensure that Product is provided to customers in a manner which facilitates its safe and proper use. Manufacturer shall have the right to enter and inspect any premises or facilities used by Distributor for or in connection with the preparation, promotion, marketing, and distribution of the Product, at any time during normal business hours and shall further have the right to take a reasonable number of samples of the Product at no charge in order to determine Distributor’s compliance with the terms and condition of this Agreement.

16.2	Distributor shall sell the Products on its own account and in no event shall the Manufacturer be deemed liable for credits the Distributor may grant or for any other obligations the Distributor may have to fulfill for its sales or other types of transaction in the United States. It is understood and agreed that the Distributor has no right or authority whatsoever to accept any financial obligation on the Manufacturer’s name or account without the Manufacturer’s prior written approval.

16.3	Distributor shall, in respect of Product distributed by it, indemnify and hold harmless Manufacturer, and its employees and agents against any and all claims that might arise, and liabilities and related fees and expenses that might be incurred, on account of any injury, illness, suffering, disease, or death to any person or unborn offspring of any such person by reason of the distribution, sale, or use of the Product distributed by Distributor.

Article XVII: Notices

17.1	Any report, accounting, objection, notice, or consent required or provided for by the terms of this Agreement shall be in writing, and all accounting, obligations, notices, consents, and reports provided for hereunder shall be sent by registered mail, prepaid, or by facsimile to the business address of the party to be served therewith. It is agreed that the business addresses of the parties shall be as follows:

If to Manufacturer: If to Distributor:

Sparbar LTD Sparbar, Inc.

1012 Dockside Road 7 Penn Plaza

London Suite 420

E16 2QD England New York, NY 10001

With a copy to:

Feinstein Law Firm

Todd Feinstein

111 Madrona Way

Sequim, WA 98382

Article XVIII: Force Majeure

18.1	No failure or omission by any party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of such party, including, but not restricted to, the following, which for the purposes of this Agreement shall be regarded as beyond the control of the party concerned: Government regulations, acts of God, strikes or other acts of workers, fire, storm, explosions, riots, war, rebellion, transportation embargoes, or failures or delays in transportation.

Article XIX: Amendments

19.1	No amendment or other modification of this Agreement shall be valid or binding on any party hereto unless reduced to writing and executed by the parties hereto.

Article XX: Waiver

20.1	No waiver by any party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provision. None of the terms of this Agreement will be held to have been waived or altered unless such waiver or alteration is in writing and signed by all of the parties hereto.

Article XXI: Governing Law and Arbitration

21.1	This Agreement shall be governed by the laws of the state of New York

21.2	The parties hereto undertake to settle any dispute, controversy, or claim arising under, out of, or in connection with this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, or termination, as well as non-contractual claims, in an amicable manner. If an amicable settlement cannot be reached within 30 days for any reason, the dispute shall be referred to and finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules then obtaining. The appointing authority shall be the Secretary-General of the Permanent Court of Arbitration, the number of arbitrators shall be three, and the language to be used in the arbitral proceedings shall be English. The place of arbitration shall be determined by mutual agreement, but if agreement cannot be reached the proceedings shall take place in the United States.

21.3	Either party to this Agreement may request any judicial authority to order any interim measures of protection for the preservation of its rights and interests to the extent permitted by law, including, without limitation, injunctions and measures for the conservation of such property and information that form part of the subject matter in dispute. Such requests shall not be deemed incompatible with, or as a waiver of, this agreement to arbitrate. In respect of any requests for interim measures of protection, and without limitation to proceeding in any other forum, the parties hereby consent to the exercise of jurisdiction by the judicial authorities of the United States.

21.4	In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, fails to comply with the arbitrator’s award, or fails to comply with any interim measure of protection issued by any competent authority, the other party shall be entitled to costs of suit, including reasonable attorney’s fees, for having to compel arbitration or defend or enforce the award or interim measure.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed by their duly authorized officers on the above written date.

For Manufacturer: Sparbar LTD, a Private Limited Company of England and Wales	For Distributor: Sparbar, Inc., A Delaware Corporation

By: Jasvinder Gill	By: Kenny Lam
Its: Officer/Director	Its: Director